UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 18, 2005

WOLVERINE TUBE, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12164 (Commission File Number)	63-0970812 (IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama (Address of principal executive offices)	35801 (Zip Code)

Registrant’s telephone number, including area code: (256) 353-1310

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 18, 2005, Johnann R. (Chip) Manning, Jr. was promoted to President and Chief Operating Officer of the Company. Mr. Manning will have responsibility for all North American operations. He will continue reporting to Dennis Horowitz, who remains Chairman of the Board and Chief Executive Officer, but will no longer be President of the Company.

     Mr. Manning, 44, previously served as Senior Vice President, Fabricated Products Group and General Counsel of the Company since November 2001. Mr. Manning joined the Company as Vice President Human Resources and General Counsel in May 1998.

     Also on February 18, 2005, Keith I. Weil, was made Senior Vice President, International and Strategic Development of the Company. Mr. Weil will have responsibility for all non-North American operations and marketing activities. Mr. Weil also will have responsibility for corporate-wide procurement and logistics, and for further commercialization of non-tube Micro Deformation Technology. Mr. Weil also will continue reporting to Dennis Horowitz. Mr. Weil, 47, has served as Senior Vice President, Tubing Products, since December 1998.

     There are no family relationships between Messrs. Manning and Weil and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company. Neither Messrs. Manning or Weil have been a party to, or have had a direct or indirect material interest in, any transactions or arrangements with the Company other than in connection with their employment as described in this report.

     A copy of the Company’s press release, dated February 18, 2005, announcing Messrs. Manning’s and Weil’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
99.1	Press release, dated February 18, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: February 18, 2005

WOLVERINE TUBE, INC.
By:	/s/ James E. Deason
James E. Deason
Executive Vice President, Chief Financial Officer, Secretary and Director